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                                                              EXHIBIT 99(C)(2)



                             EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of the 9th day of May, 1997, by and among CTS Corporation, an Indiana corporation (the "Company"), and Joseph P. Walker (the "Executive").

            WHEREAS, the Company, a wholly owned subsidiary of the Company ("Merger Sub") and Dynamics Corporation of America, a New York corporation ("DCA"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May __, 1997, pursuant to which, among other things, DCA will be merged with and into Merger Sub as of the "Effective Time," as defined in the Merger Agreement;

            WHEREAS, the Executive is currently serving as Chairman, President and Chief Executive Officer of the Company, and the Board of Directors of the Company ("Board of Directors") desires to secure the continued employment of the Executive in accordance herewith;

            WHEREAS, the Company and the Executive have entered into an employment agreement (the "Employment Agreement"), effective as of June 24, 1994, and a severance agreement (the "Severance Agreement"), effective as of April 11, 1997;

            WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and in lieu of the terms and conditions of the Employment Agreement; and

            WHEREAS, the parties desire to enter into this Agreement as of the Effective Time, setting forth the terms and conditions for the employment relationship of the Executive with the Company;

            NOW, THEREFORE, in consideration of the mutual premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

      1.  Operation of Agreement; Employment and Term.

            (a) This Agreement shall be effective and binding immediately upon its execution.

            (b) Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement.
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            (c) Term. The term of this Agreement (the "Term") shall commence on the date (the "Effective Date") on which the Effective Time occurs and shall continue until the fifth (5th) anniversary of the Effective Date.

      2.  Duties and Powers of Executive.

            (a) Position. For the period during which the Executive provides services to the Company (the "Employment Period"), the Executive shall serve in such office and have such authority, duties and responsibilities as specified in Exhibit A hereto. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to carry out his responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, as long as such activities do not materially interfere with the performance of his responsibilities with the Company in accordance with this Agreement.

            (b) Board Membership. The Board of Directors shall propose the Executive for reelection to such Board throughout the Term, and shall continue the Executive as a member of the Board throughout the Term. The sole remedy for breach of this provision shall be the remedy set forth in Section 5(c) of this Agreement.

            (c) Location. The Executive's services shall be performed primarily at the Company's current office in Elkhart, Indiana, and in no event shall the Executive be required to perform services at a location more than 25 miles from the Company's current office, in each case, except for such reasonable travel obligations as are substantially consistent with the Executive's present travel obligations. Throughout the Employment Period, the Executive shall be provided with appropriate office space and secretarial services commensurate with his title and position.

      3.  Compensation.

            The Executive shall receive the following compensation for his services hereunder to the Company:

            (a) Salary. During the Employment Period, the Executive's monthly base salary ("Base Salary") shall be $41,667, payable in accordance with the Company's general payroll practices as in effect from time to time and subject to annual review by the Board of Directors for increase (but not decrease) each year during the Employment Period.


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            (b) Incentive Compensation. During the Employment Period, the
Executive shall be eligible to participate in the Company's short-term and long-term incentive compensation plans, including equity-based compensation plans, on a basis no less favorable than that of other senior executives of the Company.

            (c) Split-Dollar Policy. The Company shall (i) during the Employment Period, continue to pay the annual premium, at the same annual rate and in the same month as paid by the Company in 1997, on the individual "split dollar" life insurance policy issued with respect to the Executive ("Policy"), and (ii) notwithstanding the assignment of the Policy to the Company as collateral heretofore executed by the Executive ("Collateral Assignment"), not take any action to reduce the annual premium, borrow against the cash surrender value of the Policy or endanger in any way any benefit available to the Executive and shall not be entitled to be repaid to the extent of its interest in the Policy until the earlier of the death of the insured under the Policy or the surrender of the Policy by the Executive.

            (d) Other Benefits. During the Employment Period, the Executive shall be eligible to participate in all other savings, retirement, welfare (including without limitation medical, dental, hospitalization and life insurance) and fringe benefit plans, practices, policies and programs on a basis no less favorable to the Executive than in effect on the date hereof. During the Employment Period, the Company shall make available to the Executive, at its cost and expense, an automobile on a basis substantially similar to that in effect on the date hereof.

      4. Expenses. The Company shall reimburse the Executive for all reasonable expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board of Directors.

      5. Termination of Employment.

            (a) Death; Disability. The Employment Period shall terminate automatically upon the Executive's death or Disability during such period, in which case the Executive shall be entitled to the payments and benefits set forth in Section 6(a) of this Agreement. For purposes of this Agreement, "Disability" shall be deemed to occur if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination (as defined in paragraph (e) of this Section 5) for Disability and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of his duties.


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            (b) By the Company for Cause. The Company may terminate the
Executive's employment hereunder for Cause, in which case the Executive shall be entitled to the payments and benefits set forth in Section 6(b) of this Agreement. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to paragraph (f) of this Section 5) after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which such Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board of Directors by clear and convincing evidence that Cause exists.

            (c) By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason (unless Cause exists), in which case the Executive shall be entitled to the payments and benefits set forth in Section 6(a) of this Agreement. For purposes of this Agreement, "Good Reason" shall mean (i) the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement (including without limitation a breach of Section 2(b) or 2(c) of this Agreement) by the Company that has not been fully cured within ten (10) days after written notice thereof has been given by the Executive to the Company, or
(ii) any reason, at the Executive's discretion, during the three-month period following the occurrence of a "Change in Control," as defined in paragraph (d) of this Section 5.

            (d) Definition of Change in Control. A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

            (i) the attainment by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of aggregate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company (including, for this purpose, any Voting Stock of


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      the Company acquired prior to the Term); provided, however, that for purposes of this Section 5(d), the following will not be deemed to result in a Change in Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined below), (B) any acquisition by the Company and any change in the percentage ownership of Voting Stock of the Company that results from such acquisition, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (D) any acquisition by any Person pursuant to a Business Combination that complies with clauses (I), (II) and (III) of Section 5(d)(iii), (E) the beneficial ownership by DCA of Voting Stock of the Company equal to less than 25% of the combined voting power then outstanding Voting Stock of the Company ("Exempt DCA Percentage"), or (F) the beneficial ownership by The Gabelli Group, Inc., GAMCO Investors, Inc. and Gabelli Funds, Inc. (collectively, "Gabelli") of Voting Stock of the Company equal to less than 25% of the combined voting power of the then outstanding Voting Stock of the Company ("Exempt Gabelli Percentage"); and provided further that, for purposes of computing the Exempt DCA Percentage and the Exempt Gabelli Percentage, the denominator, but not the numerator, will include all outstanding shares of stock of the Company that, by operation of law, are not entitled to vote; or

            (ii) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual becoming a Director as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (collectively, an "Election Contest");

            (iii) consummation of (A) a reorganization, merger or consolidation of the Company, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a sale or other disposition of all or substantially all of the assets ("Automotive Group Assets") of the Company used in its Automotive Strategic Business Unit (such reorganization, merger, consolidation or sale


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      each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Stock of the Company entitled to vote generally in the election of Directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, all or substantially all of the Company's assets either directly or through one or more subsidiaries or the Automotive Group Assets), (II) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination, or DCA or Gabelli to the extent of the Exempt DCA Percentage or Exempt Gabelli Percentage, respectively) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (III) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; provided, however, that if the Business Combination is initiated by the Company and the Chief Executive Officer of the Company immediately prior to such Business Combination constitutes the Chief Executive Officer of the entity resulting from the Business Combination immediately following the Business Combination and throughout the twelve-month period thereafter, this
      Section 5(d)(iii) will be applied without regard to clauses (I) and (II);

            (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (I), (II) and (III) of Section 5(d)(iii);

            (v) if and so long as DCA beneficially owns 15% or more of the combined voting power of the outstanding Voting Stock of the Company, (A) the attainment by any Person of beneficial ownership of 20% or more of the combined voting power of the then outstanding Voting Stock of DCA ("DCA Voting Stock") (other than as the result of an acquisition of DCA Voting Stock by (x) DCA (and any change in the percentage ownership of DCA Voting Stock that results from such acquisition), (y) any employee benefit plan (or related trust) sponsored or maintained by DCA or any subsidiary of DCA, or (z) the Company or any Subsidiary that


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      is approved by the Incumbent Board), or (B) individuals who, as of the date hereof, constitute the Board of Directors of DCA (the "Incumbent DCA Board") cease for any reason to constitute at least a majority of the Board of Directors of DCA; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by DCA's shareholders, was approved by a vote of at least a majority of the Directors of DCA then comprising the Incumbent DCA Board (either by a specific vote or by approval of the proxy statement of DCA in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have been a member of the Incumbent DCA Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened Election Contest; or

            (vi) in addition to any of the other events or circumstances set forth in this Section 5(d), a "Change in Control" will be deemed to have occurred for all purposes thereof in the event of a Board Shift. For this purpose, (A) a "Board Shift" will be deemed to have occurred if 50% or more of the members of the Board of Directors, or of any entity resulting from a Business Combination, are persons who (I) are employees of any beneficial owner of 20% or more of the Voting Stock (a "20+% Holder") or
      (II) were nominated for election, or voted for, by any such 20+% Holder unless such nomination or vote was approved by a majority of the Unrelated Directors, and (B) "Unrelated Directors" means Gerald H. Frieling, Jr., Lawrence J. Ciancia and Joseph P. Walker or any successors thereto nominated with the approval of such of the foregoing (or their successors nominated as aforesaid) as may remain members of the Board of Directors, or of any entity resulting from a Business Combination, at the time of such nomination.

            (e) By the Company Other Than for Cause or by the Executive without Good Reason. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment other than for Cause, in which case the Executive shall be entitled to the payments and benefits set forth in Section 6(a) of this Agreement, and the Executive may terminate his employment other than for Good Reason (as defined in paragraph (c) of this Section 5), in which case the Executive shall be entitled to the payments and benefits set forth in
Section 6(b) of this Agreement.

            (f) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in


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reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and
(iii) if the Date of Termination (as defined in paragraph (f) of this Section 5) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the membership of the Board of Directors (excluding the Executive if the Executive is then a member of such Board) at a meeting of such Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before such Board) finding that, in the good faith opinion of such Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

            (g) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company, the date on which the Company notifies the Executive of such termination (except in the event of a termination for Cause), (iii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), and (iv) if the Executive's employment is terminated by reason of death, the date of death.

      6. Obligations of the Company Upon Termination.

            (a) Termination for Good Reason or Other Than for Cause. If the Executive shall terminate his employment for Good Reason or the Company shall terminate the Executive's employment for any reason other than Cause, including Disability, or if such employment shall be terminated by reason of death, the Executive shall be entitled to the following benefits:

            (i) the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (B) any compensation previously deferred by the Executive (together with any accrued interest or earnings


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      thereon) and any accrued vacation pay and (C) any other amounts due the
      Executive as of the Date of Termination, in each case to the extent not theretofore paid. (The amounts specified in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligation"). The amounts specified in this Section 6(a)(i) shall be paid within thirty (30) days after the Date of Termination; and

            (ii) in lieu of any severance benefit otherwise payable to the Executive,

      (A) if the Executive shall terminate his employment for Good Reason or the Company shall terminate the Executive's employment for any reason other than Disability or Cause, the Company shall pay the Executive a lump sum amount, in cash, within five days following the Date of Termination, equal to three and one-third (3 1/3) times the sum of (1) twelve (12) times Base Salary, and (2) $355,300, which is equal to the largest aggregate amount earned by the Executive as stock and cash bonuses for any of the five fiscal years preceding that in which the Effective Date occurs; and

      (B) if the termination of the Executive's employment is by reason of death or Disability, or, if the Executive so elects, in lieu of the payments described in paragraph (A) of this Section 6(ii), the Company shall continue to pay the Executive (or, in the event of his death, his legal representative) for the remainder of the Term (1) the Base Salary as in effect immediately prior to the Date of Termination, in accordance with the Company's general payroll practices, and (2) for each full twelve-month period remaining in the Term, the highest annual aggregate cash and stock bonuses earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of any of the five fiscal years of the Company ending immediately prior to the fiscal year in which occurs the Date of Termination, payable in accordance with the Company's practices with respect to the payment of bonuses.

            (b) Termination for Other Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, death or Disability, the Company shall not have any further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Accrued Obligation and any postemployment benefits to which the Executive is entitled under the terms of the Company's employee benefit plans.

            (c) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Elkhart, Indiana, in accordance with the


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rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

            (d) Legal Fees. The Company shall also pay to the Executive all reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five
(5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as is reasonable.

            (e) Gross-Up. If any of the payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person (as defined in Section 5(d) of this Agreement) whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment (as defined below), being hereinafter referred to as the "Total Payments") will be subject to the excise tax imposed under section 4999 of the Code ("Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

            For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the date hereof, the Company's independent auditor, or in the event of a Change in Control, was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the "Base Amount," as defined in section 280G(b)(3) of the Code, allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or


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any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6.2), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive, the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

            (f) Nonduplication of Benefits. Notwithstanding any of the foregoing, the benefits payable under this Section 6 shall not be duplicative of, and shall be reduced without further action by, any corresponding benefits paid or provided to the Executive under the Severance Agreement.

      7. Full Settlement; Mitigation.

            The Company's obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which the


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Company may have against the Executive or others. In no event shall the
Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

      8. Confidential Information.

            The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses which shall have been obtained by the Executive during his employment by the Company or any of its affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

      9. Successors.

            (a) Assignment by Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

      10. Miscellaneous.

            (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Indiana, without reference to its principles of conflict of laws. The captions of


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

this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of its Board of Directors (or a committee thereof), as the case may be, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or take any other action in respect thereto.

            (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in the case of the Company, to the Company's headquarters and, in the case of the Executive, to the address on the signature page of this Agreement or, in either case, to such other address as any party shall have subsequently furnished to the other parties in writing. Notice and communications shall be effective when actually received by the addressee.

            (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) Taxes. The Company may withhold from any amounts due and payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) No Waiver. Any party's failure to insist upon strict compliance with any provision hereof or the failure to assert any right such party may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) Entire Agreement; Survival. This Agreement entered into as of the date hereof among the Company and the Executive contains the entire agreement of the Executive and the Company or its predecessors or subsidiaries with respect to the subject matter of the Agreement, and all promises, representations, understandings, arrangements and prior agreements, other than the Severance Agreement, are merged into, and superseded by, the Agreement. Any provision hereof which by its terms applies in whole or part after a termination of the Executive's employment hereunder shall survive such termination.

            IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to due authorization from its Board of Directors, the Company has caused this Agreement to be executed, as of the day and year first above written.

                                        CTS CORPORATION


                                        By:
                                           -------------------------------------
                                           Name:  Stanley J. Aris
                                           Title: Vice President Finance
                                                  and Chief Financial Officer


                                        ----------------------------------------
                                        JOSEPH P. WALKER
                                        Address: 56179 Dana Drive
                                                 Bristol, Indiana 46507

                                    EXHIBIT A

                                Joseph P. Walker

            Mr. Walker will be the Chairman, President and Chief Executive Officer of the Company and will have such duties, responsibilities and authority as are customarily incident to the principal executive officer of a publicly traded corporation. Mr. Walker will report solely to the Board of Directors. In addition, Mr. Walker will be a member with the President of DCA of the Company's Office of the Chairman. As such, Mr. Walker and the President of DCA will consult on a regular basis as to strategic matters affecting the Company and DCA. Mr. Walker will, however, have all powers and authorities of the Chairman, President and Chief Executive Officer of the Company.


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